                                  EXHIBIT 11
                            CRAGAR INDUSTRIES, INC.
                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

EARNINGS (LOSS) PER SHARE                          Three Months Ended June 30,         Six Months Ended June 30,
                                                      1998             1997              1998             1997
                                                 --------------   --------------    --------------   --------------
Net earnings (loss)                                $ (575,920)      $  273,734        $ (926,522)      $  282,322
Less:  Preferred Stock Dividends in Arrears           (39,375)               -           (56,875)               -
                                                   ----------       ----------        ----------       ----------
Income (loss) available to Common Stockholders     $ (615,295)      $  273,734        $ (983,397)      $  282,322
                                                   ----------       ----------        ----------       ----------
                                                   ----------       ----------        ----------       ----------

Basic EPS - Weighted Average
      Shares Outstanding                            2,453,990        2,210,305         2,453,990        2,210,305
                                                   ----------       ----------        ----------       ----------
                                                   ----------       ----------        ----------       ----------

Basic Earnings (Loss) per Share                    $     (.25)      $     0.12        $    (0.40)      $     0.13
                                                   ----------       ----------        ----------       ----------
                                                   ----------       ----------        ----------       ----------

Basic EPS - Weighted Average
      Shares Outstanding                            2,453,990        2,210,305         2,453,990        2,210,305
                                                   ----------       ----------        ----------       ----------
                                                   ----------       ----------        ----------       ----------

Effect of Diluted Securities:
      Warrants and Stock Options (1)                        -          158,296                 -          158,296
      Convertible Preferred Stock (1)                       -                -                 -                -
                                                   ----------       ----------        ----------       ----------

Diluted EPS - Weighted Average
      Shares Outstanding                            2,453,990        2,368,601         2,453,990        2,368,601
                                                   ----------       ----------        ----------       ----------
                                                   ----------       ----------        ----------       ----------

Diluted Earnings (Loss) per Share                  $    (0.25)      $     0.12        $    (0.40)      $     0.12
                                                   ----------       ----------        ----------       ----------
                                                   ----------       ----------        ----------       ----------

(1) The Company's outstanding stock options, warrants, and convertible preferred stock have an antidilutive effect on net loss per share. As a result, such amounts have been excluded from the computations of diluted loss per share.


                                      19